EXECUTIVE COMPENSATION
                                       1994 ANNUAL INCENTIVE PLAN

PARTICIPANTS:
All employees in Paygroup 90 and other nominated individuals will participate in an annual incentive program. Payments will be made in cash.

Participants who are newly hired or promoted into an eligible position during the Plan year will receive a pro-rata share of the current plan based on the number of calendar days spent in an eligible position divided by the actual number of days during the year of the plan.

FINANCIAL TARGETS:

Annual Company goals will be measured based on pre-tax income (in millions).

Minimum              Target                 Maximum
76.5                   85                    127.5

ANNUAL INCENTIVE PROGRAM AWARD LEVELS AS A PERCENT OF BASE SALARY
AS OF 1-1-94 OR
PLAN ENTRY DATE IF LATER:

Position                  Minimum         Target         Maximum
CEO/COO                     10%             50%           100%
Exec Staff                  10%             40%            80%
VP                          10%             30%            60%
Other                       10%             25%            50%


(Maximum payouts are at two times the percent of salary at target).

ANNUAL INCENTIVE PROGRAM MEASUREMENT MIX:

The CEO's bonus will be based entirely on company performance. All other participant's bonuses will be based on two components, the achievement of Company performance goals and the individual performance goals.

Company financial threshold must be achieved before individual performance payout occurs. Achievement of company financial goals creates the total bonus pool and pays each individual the portion of the bonus based on the company measurement. The other portion of the bonus is based on achievement of individual performance goals. Individual performance payouts, to reward exceptional individual contributions, will be based on an individual incentive multiplier of between 0 and 150% multiplied by the bonus based upon the Company measurement.

Individual performance measurements are to be aligned as much as possible to areas they either work in or support. The Operations Controller would be aligned with the Operations unit. Some positions are aligned on a Company basis only for individual performance such as HR, Risk Management etc. Examples of individual performance measurements are; financial plan performance, Diversity goal achievement, safety goals, cost reductions, new product development, project achievement etc.

Individual performance goals will be agreed upon before the Plan year starts. Each participant will meet with their immediate supervisor to develop individual goals in support of the Company strategies. These goals will be written and signed off by the participant and the supervisor before implementation. All individual goals must be reviewed and approved by the COO. At the end of the Plan year each supervisor must submit in writing the results of each individual performance goal and the individual performance multiplier.

FORM AND TIMING OF PAYMENTS:

At the end of the plan year final awards will be calculated.
Payments will be made as soon as practicable after the end of the plan year.

FEDERAL, STATE AND FICA TAX WITHHOLDING:
The Company will be required to withhold all applicable federal, state and FICA income taxes on the awards.

TAX TREATMENT:
Participants realize taxable income at the date the incentive payout is received.

DISCLAIMER:
Coors Brewing Company reserves the right to change, amend or terminate this Plan at any time, for any reason.

NOT EMPLOYMENT CONTRACT:
At no time is this plan to be considered an employment contract between the participants and the Company.
It does not guarantee participants the right to be continued as an employee of the Company. It does not effect a participants right to leave the Company or the Company's right to discharge a participant.

TERMINATION PROVISIONS:
Participants must be on the payroll as of 1-1-1995 to receive payment. Any exceptions must be approved by the CEO.